UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2016

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	001-34699	98-0621254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario K2K 2W7

(Address of Principal Executive Offices) (Zip Code)

(613) 592-2122

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement of Richard McBee

The employment agreement between Mitel Networks Corporation (the “Company”) and Richard McBee, Chief Executive Officer of the Company, dated January 13, 2011, was amended effective as of November 10, 2016. The material terms of the amendment are described below.

Pursuant to the amendment, all equity based compensation will become 100% fully vested and payable upon a Change of Control, as defined in the employment agreement, and any performance-based targets shall be deemed to have been satisfied at 100%.

The definition of Change of Control in the employment agreement was amended such that (1) the complete liquidation or dissolution of the employer will no longer constitute a Change of Control, (2) the following exception previously contained in the definition of Change of Control was deleted: transaction(s) shall not constitute a Change of Control to the extent that (a) the transaction is an acquisition by the employer of another entity, (b) such acquisition is financed by the issuance of equity by the employer to a financial sponsor, and (c) neither Terence Matthews, Francisco Partners or any of their respective affiliates disposes of any shares of the employer as a result of such transaction(s) and (3) a Change of Control shall only occur if such Change in Control event shall also meet the definition of “change in ownership” or “change in control” within the meaning of Section 409A of the Internal Revenue Code.

In addition, pursuant to the amendment, Mr. McBee shall from time to time be eligible to receive certain equity based compensation, including but not limited to restricted stock units and options to purchase common shares of the Company. All such equity based compensation will be subject to the terms and conditions of the grant and the terms and conditions of the plan under which they are granted.

Except as amended, all other terms and conditions of the employment agreement remain in full force and effect.

A copy of the amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Amendment to Employment Agreement of Steven Spooner

The amended and restated employment agreement between the Company and Steven Spooner, Chief Financial Officer of the Company, dated March 12, 2010, was amended effective as of November 10, 2016. The material terms of the amendment are described below.

Pursuant to the amendment, all equity based compensation will become 100% fully vested and payable upon a Change of Control, as defined in the employment agreement, and any performance-based targets shall be deemed to have been satisfied at 100%, whereas previously only stock options would become 100% fully vested and payable upon a Change of Control.

In addition, pursuant to the amendment, Mr. Spooner shall from time to time be eligible to receive certain equity based compensation, including but not limited to restricted stock units and options to purchase common shares of the Company. All such equity based compensation will be subject to the terms and conditions of the grant and the terms and conditions of the plan under which they are granted.

Except as amended, all other terms and conditions of the employment agreement remain in full force and effect.

A copy of the amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Employment Agreement of Graham Bevington

Mitel (Delaware), Inc., a wholly owned subsidiary of the Company, and Graham Bevington, Executive Vice President and Chief Sales Officer, have entered into an employment agreement effective as of November 10, 2016. The material terms of the employment agreement are described below.

Under the terms of the employment agreement, Mr. Bevington will receive an annual salary of US$390,000, as adjusted from time to time, and may be entitled to receive an annual bonus equating to 75% of the base salary, for services rendered by Mr. Bevington in the course of employment, depending on the achievement of business goals. Mr. Bevington will be eligible to receive equity based compensation, including but not limited to restricted stock units and options to purchase common shares of the Company. All such equity based compensation will be subject to the terms and conditions of the grant and the terms and conditions of the plan under which they are granted. Additionally, Mr. Bevington will be entitled to perquisites offered to other senior executives of the Company.

Mr. Bevington’s employment may be terminated by either party at any time subject to certain notice requirements and termination payments. If Mr. Bevington’s employment is terminated without cause then he will be provided with severance equal to 16 months’ compensation calculated in accordance with the employment agreement. In addition, the employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

If, within twelve months following a Change of Control, as defined in the employment agreement, Mr. Bevington’s employment is terminated without cause or Mr. Bevington resigns for Good Reason, as defined in the employment agreement, then Mr. Bevington will be provided with severance equal to 12 months’ compensation calculated in accordance with the employment agreement and all equity based compensation will become fully vested upon a Change of Control and any performance-based targets will be deemed to have been satisfied at 100%.

A copy of the employment agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2016

MITEL NETWORKS CORPORATION

By:	/s/ Greg Hiscock
Name:	Greg Hiscock
Title:	General Counsel & Corporate Secretary

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